Exhibit 23-b

BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.
Certified Public Accountants

406 Lippincott Drive, Ste. J
Marlton, New Jersey 08053-4168
(856) 355-5900   Fax (856) 396-0022

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Advanced Battery Technologies, Inc.
15 West 39th Street, Ste. 14A
New York, NY 10018-3806

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated July 8, 2009, relating to the financial statements of Wuxi Angell Autocycle Co., Ltd for the years ended December 31, 2008 and 2007, appearing in the Company’s Form 8-K/A filed on July 20, 2009.

/s/ Bagell, Josephs, Levine and Company, L.L.C
Bagell, Josephs, Levine and Company, L.L.C
Marlton, NJ, 08053

July 22, 2009